UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 25, 2011

The Knot, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-28271	13-3895178
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

462 Broadway, 6th Floor
New York, New York 10013
(Address of principal executive
offices, with zip code)

(212) 219-8555
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On February 25, 2011, The Knot, Inc. (the “Company”) entered into a stock purchase agreement (the “Agreement”) by and among the Company, Macy’s, Inc., a Delaware corporation (“Macy’s”), and Macy’s Corporate Services, Inc., a wholly-owned subsidiary of Macy’s and a Delaware corporation (together with Macy’s, the “Selling Stockholder”), pursuant to which the Selling Stockholder agreed to sell back to the Company 3,671,526 shares of the Company’s Common Stock, representing all of the shares held by the Selling Stockholder (the “Repurchase”).  The shares of the Company’s Common Stock represented by the Repurchase equal approximately 10.7% of the Company’s outstanding Common Stock and will be retired by the Company and returned to the status of authorized and unissued shares.

Pursuant to the terms of the Agreement, the aggregate purchase price of the Repurchase was $37.7 million, based on a price of $10.26 per share of the Company’s Common Stock.  The price per share in the Agreement was equal to the closing price of the Company’s Common Stock on The NASDAQ Global Market on the date of the Agreement.  The Company funded the Repurchase with available cash.  As reported in a Current Report on Form 8-K filed by the Company on February 10, 2011 with the Securities and Exchange Commission (the “SEC”), as of December 31, 2010, the Company had cash and cash equivalents of $139.6 million.

As previously disclosed in the Company’s filings with the SEC, prior to the Repurchase, Macy’s beneficially owned more than 5% of the Company’s Common Stock.  In addition, Macy’s accounted for approximately 8.6% of the Company’s consolidated net revenue during the year ended December 31, 2009. In connection with the Agreement, certain of the agreements by and between the Company and the Selling Stockholder automatically terminated, including the Registration Rights Agreement dated as of April 30, 2008 (filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 10-K”)), the Common Stock Purchase Agreement dated as of February 19, 2002, as amended (filed as Exhibits 10.12 and 10.13 to the 2009 10-K), and the Agreement dated as of June 5, 2006, as amended (filed as Exhibits 10.16 to and 10.28 to the 2009 10-K and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, respectively).

The Repurchase does not affect the registry or advertising agreements between the Company and Macy’s.

Peter Sachse, Chief Marketing Officer of Macy’s and Chairman of Macys.com, will continue to serve as a member of the Board of Directors of the Company (the “Board”).  Mr. Sachse did not participate in the deliberations by the Board in discussion or approval of the Repurchase.

This foregoing description of the terms of the Agreement is not complete and is qualified in its entirety by the terms and conditions of the Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

On February 28, 2011, the Company issued a press release announcing the Repurchase.  A copy of this press release is attached as Exhibit 99.1 hereto.

Item 1.02 – Termination of a Material Definitive Agreement.

The information required by Item 1.02 is included in Item 1.01 and incorporated herein by reference.

Item 8.01 – Other Events.

The Repurchase was made pursuant to the previously announced program under which the Board had authorized the repurchase of up to $50 million of the Company’s Common Stock from time to time on the open market or in privately negotiated transactions. This repurchase program will continue in effect, as reduced by the aggregate purchase price of the Repurchase, and may be suspended or discontinued at any time.

Item 9.01 - Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Stock Purchase Agreement dated February 25, 2011, by and among The Knot, Inc., a Delaware corporation, Macy’s, Inc., a Delaware corporation, and Macy’s Corporate Services, Inc., a Delaware corporation
99.1	Press Release dated February 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KNOT, INC. (Registrant)

Date: February 28, 2011	By:	/s/ JOHN P. MUELLER
John P. Mueller Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Stock Purchase Agreement dated February 25, 2011, by and among The Knot, Inc., a Delaware corporation, Macy’s, Inc., a Delaware corporation, and Macy’s Corporate Services, Inc., a Delaware corporation
99.1	Press Release dated February 28, 2011